EXHIBIT 10.44
THE JONES GROUP INC.

December 20, 2013

VIA EMAIL:

Christopher Cade
1825 Jenkins Drive
Easton, Pennsylvania 18040

Re:            Amendment No. 4 to Employment Agreement

Dear Chris:

Reference is made to the Employment Agreement between you and The Jones Group Inc. (the "Company") dated December 5, 2007, as amended (the "Employment Agreement"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement. This will confirm our agreement that, notwithstanding any provision of the Employment Agreement to the contrary:

1.            The Company's payment of your salary as severance following termination of your employment without Cause, due to death or disability or upon your resignation for Good Reason, in each case prior to the expiration of the term of the Employment Agreement, shall, subject to Section 15, as amended, be made in a lump sum at a date determined by the Company in its sole discretion no later than 30 days following the effective date of your termination or resignation regardless of whether such termination or resignation occurs prior to or following a Change in Control.

2.            With respect to any obligation of the Company to provide a reimbursement or in-kind benefit: (i) such obligation shall not be subject to alienation, sale, transfer, assignment, encumbrance, attachment or garnishment by your creditors or liquidation or exchange for another benefit; (ii) any payments must relate to expenses incurred during your lifetime (or during a shorter period of time specified in the Employment Agreement); (iii) payments with respect to a calendar year may not affect the payments in any other calendar year; and (iv) payments will be made no later than the last day of the calendar year following the year in which the expense is incurred.

3.            The foregoing shall not amend, impair or in any way limit your Noncompetition and Nonsolicitation obligations (including with respect to the

1411 BROADWAY, NEW YORK, NEW YORK 10018

Christopher R,. Cade
December 20, 2013

duration of such obligations following the effective date of your termination or resignation) as such obligations existed prior to giving effect to this amendment.

Except as otherwise set forth herein, the Employment Agreement is ratified and confirmed in all respects and remains in full force and effect.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this Amendment and returning it to the Company in the manner directed by the Company.

THE JONES GROUP INC.
By: /s/ Ira M. Dansky, Executive Vice President, Secretary and General Counsel

Agreed in all respects:

EMPLOYEE:

/s/ Christopher Cade